EXHIBIT 21.1
CANNAE HOLDINGS, INC.
List of Subsidiaries December 31, 2023
Significant Subsidiaries

COMPANY	INCORPORATION
Cannae Holdings, LLC	Delaware
DNB Holdco, LLC	Delaware
Dun & Bradstreet Holdings, Inc.	Delaware
Cannae Funding A, LLC	Delaware
Alight, Inc.	Delaware
Black Knight Football and Entertainment, LP	Delaware
Sightline Investor Holdings, LLC	Delaware
Sightline Payments Holdings LLC	Delaware
System1, Inc.	Delaware
RG Group Holdco, LLC	Delaware
99 Restaurants Holdings, LLC	Delaware
99 Restaurants, LLC	Delaware